PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262865

Novan, Inc.

Up to $12,005,330 of Common Stock

_______________________

Pursuant to this prospectus we are offering up to $12,005,330 aggregate amount of our common stock, par value $0.0001 per share (the “Purchase Shares”), to Aspire Capital Fund, LLC (“Aspire Capital”) under a Common Stock Purchase Agreement entered into on July 21, 2020 (“Purchase Agreement”).

The Purchase Shares may be sold from time to time to Aspire Capital over the 30-month term of the Purchase Agreement, which term commenced on July 21, 2020. The purchase price for the Purchase Shares will be based upon one of two formulas set forth in the Purchase Agreement depending on the type of purchase notice we submit to Aspire Capital from time to time.

Investing in our securities involves a high degree of risk. See the “Risk Factors” on page 4 of this prospectus, any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus concerning factors you should consider before investing in our securities.
Our common stock is listed on the Nasdaq Capital Market under the symbol “NOVN.” On February 16, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $4.28 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2022.

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ABOUT THIS PROSPECTUS

This prospectus does not contain all of the information included in the registration statement of which this prospectus forms a part. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. This prospectus, together with any prospectus supplement or free writing prospectus that we subsequently authorize for use in connection with this offering and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus.

If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Novan,” “NOVN,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Novan, Inc. and its subsidiary, unless otherwise specified.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should read this entire prospectus and any accompanying prospectus supplement carefully, including the financial statements and other information incorporated by reference in this prospectus and any accompanying prospectus supplement, before making an investment decision. In addition, please read the “Risk Factors” section of this prospectus beginning on page 4, the risk factors contained in any prospectus supplement and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q.

Company Overview
We are a pre-commercial nitric oxide-based pharmaceutical company focused on dermatology and anti-infective therapies. Our vision is to create the world’s leader in nitric oxide-based science, technology, and clinical translation in support of delivering safe and efficacious therapies using our proprietary nitric oxide-based technology platform, Nitricil™, to generate macromolecular NCEs. Our proprietary technology platform leverages nitric oxide’s naturally occurring anti-viral, anti-bacterial, anti-fungal, and immunomodulatory mechanisms of action to treat a range of diseases with significant unmet needs. Nitric oxide plays a vital role in the natural immune system response against microbial pathogens and is a critical regulator of inflammation. Our ability to harness nitric oxide and its multiple mechanisms of action has enabled us to create a platform with the potential to generate differentiated product candidates. The two key components of our nitric oxide platform are our proprietary Nitricil technology, which drives the creation of NCEs, and our formulation science, both of which we use to tune our product candidates for specific indications. Our ability to deploy nitric oxide in a solid form, on demand and in localized formulations allows us the potential to improve patient outcomes in a variety of diseases.

We have clinical-stage dermatology and anti-infective drug candidates with multi-factorial (SB204), anti-viral (SB206), anti-fungal (SB208), and anti-inflammatory (SB414) mechanisms of action. We have also introduced a possible anti-viral product candidate for the treatment of external genital warts (SB207). We have conducted or are currently conducting preclinical work on NCEs, including berdazimer sodium, and formulations for the potential treatment of (i) SARS-CoV-2, the virus that causes COVID-19 (SB019); (ii) antimicrobial indications for the adjacent companion animal health market (NVN4100); (iii) cervical intraepithelial neoplasia caused by high-risk human papilloma virus in the men’s and women’s health field (WH504 and WH602); and (iv) inflammatory disorders.

We are currently focusing our efforts and resources on our priority development pipeline candidates, which include (i) progressing our lead program, SB206, as a treatment for molluscum contagiosum, or molluscum, including preparing for and seeking U.S. regulatory approval, and implementing prelaunch strategy and U.S. commercial preparation; (ii) advancing our late-stage product candidate, SB204, for the treatment of acne vulgaris, or acne, within the U.S., as our second lead program toward a registrational Phase 3 study, based on two prior Phase 3 studies; and (iii) progressing our SB019 development program into a Phase 1 study for a potential intranasal prophylaxis or therapeutic for mild-to-moderate COVID-19 infection.

Corporate Information

We were incorporated under the laws of the State of Delaware in 2006. Our principal executive office is located at 4020 Stirrup Creek Drive, Suite 110, Durham, North Carolina 27703, and our telephone number is 919-485-8080. Our corporate website is www.novan.com. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus or in deciding to purchase any of our securities.

On May 25, 2021, we effected a 1-for-10 reverse split of our common stock. As a result of the reverse stock split, every 10 shares of issued and outstanding common stock were converted into one share of issued and outstanding common stock, and corresponding adjustments were made to our other forms of outstanding securities, including our

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outstanding warrants. Unless otherwise indicated, all references to share and per share amounts in this prospectus, including any prospectus supplement, reflect the reverse stock split.

The Offering

Common stock offered by us in this offering	$12,005,330 of shares of our common stock, $0.0001 par value (constituting the remaining $12,005,330 of shares of our common stock to be issued pursuant to the Common Stock Purchase Agreement).

Common stock to be outstanding after this offering	20,848,282 shares of common stock, assuming the issuance of 2,032,390 shares at an average price of $5.907, which is the Minimum Price as defined within the Purchase Agreement. The actual number of shares issued will vary depending on the sales prices under this offering.

Manner of offering	Issuance of shares of common stock to Aspire Capital from time to time, subject to certain minimum stock price requirements, and daily and other caps, for an aggregate offering price of up to $12,005,330. This is in addition to the issuance of 100,000 Commitment Shares to Aspire Capital in consideration for entering into the Purchase Agreement and 2,221,040 shares already issued to Aspire Capital prior to February 18, 2022 pursuant to the terms of the Purchase Agreement. See “The Aspire Transaction” and “Plan of Distribution.”

Use of proceeds	We intend to use the net proceeds from this offering for advancement of our research and development programs and for general corporate purposes, capital expenditures and working capital. We cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over how these offering proceeds are used. See “Use of Proceeds.”

Nasdaq Capital Market Symbol	NOVN

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” of this prospectus, as well as the other information included in or incorporated by reference in this prospectus and any accompanying prospectus, for a discussion of certain factors that you should consider carefully before deciding to invest in shares of our common stock.

The number of shares of our common stock shown above to be outstanding after this offering is based on 18,816,842 shares of our common stock issued, of which 950 shares are held as treasury shares, as of February 4, 2022 and excludes the following:

• 653,553 shares of our common stock issuable upon the exercise of outstanding options and SARs as of February 4, 2022;

• 1,138,224 shares of our common stock reserved for future issuance under the Novan, Inc. 2016 Incentive Award Plan; and

• 274,326 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $3.12 per share.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of options or stock appreciation rights issued under our equity incentive plans or the exercise of any outstanding warrants.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information set forth in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein and therein, before deciding whether to invest in our common stock. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to This Offering

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

We will need to raise substantial additional capital in the future to fund our operations. The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares of our Common Stock that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the Purchase Agreement is limited. See “The Aspire Capital Transaction” for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $0.15 per share. Even if we are able to access the full approximately $12.0 million remaining under the Purchase Agreement, we will still need additional capital to fully implement our business, operating and development plans.

If you purchase shares of our common stock in this offering, you may suffer immediate dilution of your investment and the sale of the shares of our common stock acquired in this offering could cause the price of our common stock to decline.

The shares sold in this offering, if any, may be sold from time to time at various prices; however the offering price for the Purchase Shares may be substantially higher than the net tangible book value per share of our common stock. If you purchase shares of our common stock in this offering, you may pay a price per share that substantially exceeds our net tangible book value per share after this offering.

In addition, this prospectus relates to up to an aggregate of approximately $12.0 million of shares of our common stock, the sale and issuance of which may result in substantial dilution to the interests of other holders of our common stock, and such sales and issuances, or the anticipation of such sales and issuances, may cause the trading price of our common stock to decline. Our market liquidity is limited and resales by you of the shares that you acquire in this offering may also cause the trading price of our common stock to decline.
The number of shares ultimately sold by us under this prospectus is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. We have the right under the Purchase Agreement to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us. Aspire Capital may ultimately purchase all, some or none of the approximately $12.0 million of shares of our common stock registered in this offering. Aspire Capital may sell all, some or none of our shares that it acquires under the Purchase Agreement and any such sales may cause the trading price of our common stock to decline.

We will need to raise substantial additional capital in the future to fund our operations and you may experience further dilution if we issue additional equity securities in future fundraising transactions.

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We will need to raise substantial additional capital in the future to fund our operations. To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Further, the exercise of outstanding stock options and warrants may result in further dilution of your investment.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest such proceeds or cash in a manner that does not produce income or that loses value. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees or agents.

Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. These choice of forum provisions do not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, our choice of forum provisions will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees or agents, which may discourage lawsuits against us and our directors, officers and other employees or agents.
If a court were to find the choice of forum provision contained in our restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “assume,” “contemplate,” “continue,” “due,” “goal,” “objective,” “plan,” “seek,” “target,” “expect,” “believe,” “anticipate,” “intend,” “positioned,” “may,” “will,” “would,” “could,” “should,” “potential,” “predict,” “project,” “estimate,” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. In addition, statements such as “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. The forward-looking statements and opinions contained in this prospectus and the documents incorporated by reference herein are based upon information available to us as of the date hereof (or thereof, as applicable) and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These forward-looking statements include statements about:

• our ability to sell shares of our common stock to Aspire Capital pursuant to the Purchase Agreement and our ability to register and maintain the registration of the shares issued and issuable thereunder;

• our plans to develop and commercialize our product candidates;

• our plans to conduct clinical trials and preclinical studies and the timing thereof;

• the timing of the availability of data from our clinical trials and preclinical studies;

• our plans to enter into strategic partnerships for the development and commercialization of our product candidates

• the timing of our regulatory filings for our product candidates;

• the clinical utility, potential benefits and market acceptance of our product candidates;

• our commercialization, marketing and manufacturing capabilities and strategy;

• our intellectual property position; and

• our estimates regarding future revenue, expenses, liquidity, capital requirements and our strategies and needs for additional financing.

Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus, any accompanying prospectus supplement or the documents incorporated herein by reference may turn out to be inaccurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, strategic partnerships, collaborations, joint ventures or investments that we may make or enter into. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Factors that may cause actual results to differ materially from current expectations include, among other things, those risks, uncertainties and assumptions described under the sections in our periodic reports, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on

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February 18, 2022, entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections elsewhere in this prospectus, any accompanying prospectus supplement and the documents or reports incorporated herein by reference. Potential investors are urged to consider these factors carefully in evaluating these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the risk factors and other information we describe in the reports we file from time to time with the SEC after the date of this prospectus, any prospectus supplement and incorporate by reference herein.

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USE OF PROCEEDS

We intend to use the net proceeds of this offering for advancement of our research and development programs and for general corporate purposes, capital expenditures and working capital.

This anticipated use of net proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials of our product candidates, our success in entering into strategic partnerships for the development and commercialization of our product candidates, and any unforeseen cash needs. We cannot specify with certainty all of the particular uses of the proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes than those described above, and our management will have broad discretion in the application of the net proceeds.

Pending the uses described above, we plan to invest the net proceeds from this offering in short-and intermediate-term, interest-bearing obligations, investment-grade instruments, demand deposits, certificates of deposit or direct or guaranteed obligations of the U.S. government.

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DILUTION

Our net tangible book value as of December 31, 2021, was approximately $18.2 million, or $0.97 per share of our common stock. Net tangible book value per share of our common stock is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of our common stock outstanding.
After giving effect to the assumed sale of 2,032,390 Purchase Shares in the aggregate amount of $12.0 million at an assumed offering price of $5.907 per share, which was the arithmetic average of the five closing sale prices for our common stock immediately preceding the execution of the Purchase Agreement on July 21, 2020, and after deducting the estimated offering expenses payable by us, our as-adjusted net tangible book value as of December 31, 2021, would have been approximately $30.2 million, or $1.45 per share of our common stock. This represents an immediate increase in net tangible book value of $0.48 per share to our existing stockholders and an immediate dilution in net tangible book value of $4.46 per share to investors participating in this offering.

The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$5.91
Historical net tangible book value per share as of December 31, 2021	$0.97
Increase in net tangible book value per share to existing shareholders attributable to this offering	0.48
As adjusted net tangible book value per share after this offering		1.45
Dilution in net tangible book value per share to new investors participating in the offering		$4.46

The foregoing dilution information assumes an offering price for the Purchase Shares equal to the arithmetic average of the five closing sale prices for our common stock immediately preceding the execution of the Purchase Agreement on July 21, 2020, and the sale of an aggregate of $12.0 million in Purchase Shares. The actual price at which we sell Purchase Shares in this offering may be higher or lower than this assumed price and the total amount of Purchase Shares that we sell in this offering may be lower than $12.0 million. An increase of $1.00 per share in the price at which the Purchase Shares are sold from the assumed average offering price of $5.907 per share shown in the table above, assuming we sell an aggregate of $12.0 million in Purchase Shares at that price, would increase our adjusted net tangible book value per share after this offering to $1.47 per share and would result in an immediate dilution in net tangible book value per share to the new investor in this offering of $5.44 per share, after deducting estimated aggregate offering expenses payable by us.

The above discussion and table are based on 18,815,892 shares of our common stock outstanding as of December 31, 2021, and exclude as of that date the following

• 518,553 shares of our common stock issuable upon the exercise of outstanding options as of
December 31, 2021, having a weighted average exercise price of $15.48 per share;

• 999,850 shares of our common stock issuable upon the exercise of outstanding warrants issued in our
January 2018 public offering, having an exercise price of $46.60 per share;

• 252,417 shares of our common stock issuable upon the exercise of outstanding warrants issued in our March 2020 public offering, having an exercise price of $3.00 per share;

• 11,304 shares of our common stock issuable upon the exercise of outstanding warrants issued in our March 2020 public offering, having an exercise price of $3.75 per share;

• 10,605 shares of our common stock issuable upon the exercise of outstanding warrants issued in our March 2020 registered direct offering, having an exercise price of $5.375 per share;

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• 60,000 shares of our common stock issuable upon the exercise of outstanding stock appreciation rights, or SARs, as of December 31, 2021, having an exercise price of $8.20 per share; and

• 1,213,224 shares of our common stock reserved for possible future issuance under the
Novan, Inc. 2016 Incentive Award Plan.

Furthermore, we may choose to raise further additional capital through the sale of equity or debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of our outstanding options, stock appreciation rights and warrants described above are exercised, new options are issued and exercised or we issue additional shares of our common stock or other equity or convertible debt securities in the future, there will be further dilution to investors in this offering.

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THE ASPIRE TRANSACTION

General

The Purchase Agreement provides that upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $30.0 million of Purchase Shares from time to time over the term of the Purchase Agreement from us and that, as consideration for entering into the Purchase Agreement, we issued 100,000 Commitment Shares to Aspire Capital. The Purchase Agreement replaces the previous Common Stock Purchase Agreement, dated as of June 15, 2020, between us and Aspire Capital, which was terminated under the terms of the Purchase Agreement. In addition, in connection with entering into the Purchase Agreement, Aspire Capital agreed to make the initial purchase of 555,555 Initial Purchase Shares at a purchase price of $9.00 per share, pursuant to the Purchase Agreement. The following is a summary of the Purchase Agreement with Aspire Capital.

We are filing this prospectus with regard to the offering of our common stock consisting of the remaining aggregate amount of up to $12,005,330 of the Purchase Shares that we may sell to Aspire Capital pursuant to the Purchase Agreement.

Purchase of Shares under the Purchase Agreement

On July 22, 2020, the conditions necessary for purchases under the Purchase Agreement to commence were satisfied. On any trading day over the 30-month term of the Purchase Agreement, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice, or a Purchase Notice, directing Aspire Capital to purchase up to 30,000 Purchase Shares per trading day; however, no sale pursuant to such a Purchase Notice may exceed $500,000 per trading day, unless we and Aspire Capital mutually agree. We and Aspire Capital also may mutually agree to increase the number of shares that may be sold to as much as an additional 200,000 Purchase Shares per trading day. The purchase price per Purchase Share pursuant to such Purchase Notice, or the Purchase Price, is the lower of:

• the lowest sale price of our common stock on the purchase date; or

• the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for the purchase of at least 30,000 shares, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 80% of the closing price of our common stock on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is the lower of:

• the Closing Sale Price on the VWAP Purchase Date; or

• 97% of the volume-weighted average price for our common stock traded on the Nasdaq Capital Market:

◦ on the VWAP Purchase Date, if the aggregate shares to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum or

◦ during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the Nasdaq Capital Market exceed the VWAP
Purchase Share Volume Maximum or (ii) the time at which the sale price of our common stock falls below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple

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Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

The number of Purchase Shares covered by and timing of each Purchase Notice or VWAP Purchase Notice are to be determined by us, in our sole discretion. The aggregate number of shares that we can issue to Aspire Capital under the Purchase Agreement may in no case exceed 2,543,364 shares of our common stock (which is equal to approximately 19.99% of the common stock outstanding on the date of the Purchase Agreement, as adjusted for the reverse stock split effected on May 25, 2021), or the Exchange Cap, unless (i) stockholder approval is obtained to issue more, in which case the Exchange Cap will not apply, or (ii) stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the 100,000 Commitment Shares) is equal to or greater than $5.907, or the Minimum Price, a price equal to the arithmetic average of the five closing sale prices for our common stock immediately preceding the execution of the Purchase Agreement. The Purchase Agreement also provides that at no time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock. Except for the Initial Purchase Shares, Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Other than the issuance of the 100,000 Commitment Shares, we have not and will not pay any additional amounts to reimburse or otherwise compensate Aspire Capital in connection with the transaction.

Minimum Share Price

Under the Purchase Agreement, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the closing sale price of our common stock is less than $0.15 per share.

Events of Default

Generally, Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following, among other, events of default:

• the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of a registration rights agreement, or the Registration Rights Agreement, dated as of
July 21, 2020, by and between us and Aspire Capital, lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to us for the sale of our common stock to
Aspire Capital in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, and which is not in connection with a post-
effective amendment to any such registration statement or the filing of a new registration statement, provided that in connection with any post-effective amendment to such registration statement or filing of a new registration statement that is required to be declared effective by the
SEC such lapse or unavailability may continue for a period of no more than 30 consecutive business days;

• the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

• the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE American, the Nasdaq
Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market;

• our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire
Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

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• any breach by us of the representations or warranties or covenants contained in the Purchase
Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

• if we become insolvent or are generally unable to pay our debts as they become due; or

• any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

The Purchase Agreement will be automatically terminated in the event of any participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or additional cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives, and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the approximately $12.0 million of shares of our common stock registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately thirty months from the date of the Purchase Agreement. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the up to an aggregate of approximately $12.0 million of shares of our common stock that is the subject of this prospectus and registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or additional cost to us.

Percentage of Outstanding Shares after Giving Effect to the Purchased Shares Issued to Aspire Capital

Under the Purchase Agreement, we may sell shares of our common stock having an aggregate offering price of up to approximately $12.0 million to Aspire Capital from time to time. The number of shares ultimately offered for sale to Aspire Capital in this offering is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. In addition, Aspire Capital will not be required to buy Purchase Shares pursuant to a Purchase Notice that was received by Aspire Capital on any trading day on which the last closing trade price of our Common Stock is below $0.15 per share. The following table sets forth the amount of proceeds we would receive from Aspire Capital from the sale of shares at varying purchase prices:

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Assumed Average Purchase Price	Number of Shares to be Sold if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to Aspire Capital (2)	Proceeds from the Sale of Shares to Aspire Capital Under the Purchase Agreement

$4.37	2,747,215	12.74%	$12,005,330
$6.00	2,000,888	9.61%	$12,005,330
$8.00	1,500,666	7.39%	$12,005,330
$10.00	1,200,533	6.00%	$12,005,330
$12.00	1,000,444	5.05%	$12,005,330

(1) Includes the sale of the total number of Purchase Shares that we could sell under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column, up to an aggregate purchase price of $12,005,330. The aggregate number of shares that we can issue to Aspire Capital under the Purchase Agreement may in no case exceed 2,543,364 shares of our common stock (which is equal to approximately 19.99% of the common stock outstanding on the date of the Purchase Agreement, as adjusted for the reverse stock split effected on May 25, 2021), or the Exchange Cap, unless (i) stockholder approval is obtained to issue more, in which case the Exchange Cap will not apply, or (ii) stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the 100,000 Commitment Shares) is equal to or greater than $5.907, or the Minimum Price, a price equal to the arithmetic average of the five closing sale prices for our common stock immediately preceding the execution of the Purchase Agreement.

(2) The denominator is based on 18,815,892 shares outstanding as of February 4, 2022, and the number of shares set forth in the adjacent column which we would have sold to Aspire Capital. The numerator is based on the number of shares which we may issue to Aspire Capital under the Purchase Agreement (that are the subject of this offering) after the date of this prospectus at the corresponding assumed purchase price set forth in the adjacent column.

Information with Respect to Aspire Capital

Aspire Capital Partners LLC, or Aspire Partners, is the Managing Member of Aspire Capital Fund, LLC, or Aspire Fund. SGM Holdings Corp., or SGM, is the Managing Member of Aspire Partners. Mr. Steven G. Martin, or Mr. Martin, is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown, or Mr. Brown, is the president and sole shareholder of Red Cedar Capital Corp, or Red Cedar, which is a principal of Aspire Partners. Mr. Christos Komissopoulos, or Mr. Komissopoulos, is president and sole shareholder of Chrisko Investors Inc., or Chrisko, which is a principal of Aspire Partners. Mr. William F. Blank, III, or Mr. Blank, is president and sole shareholder of WML Ventures Corp., or WML Ventures, which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank may be deemed to be a beneficial owner of our common stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank disclaims beneficial ownership of the common stock held by Aspire Fund.

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PLAN OF DISTRIBUTION

On July 21, 2020, we entered into the Purchase Agreement with Aspire Capital. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Aspire Capital is irrevocably committed to purchase up to an aggregate of approximately $12.0 million of shares of our common stock over the remainder of the 30-month term of the Purchase Agreement.

Aspire Capital is an “underwriter” within the meaning of the Securities Act.
Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any other required information.
We will pay all of the expenses incident to the registration, offering, and sale of the shares to Aspire Capital. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.
We have advised Aspire Capital that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes a selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.
We may suspend the sale of shares to Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
This offering will terminate on the date that all shares offered by this prospectus have been sold to Aspire Capital or the earlier termination of the Purchase Agreement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020, and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as

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experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any accompanying prospectus supplement are part of the registration statement that we filed with the SEC under the Securities Act, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus or any accompanying prospectus supplement to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus and any accompanying prospectus supplement for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Novan. The address of the SEC website is http://www.sec.gov.

We maintain a website at www.novan.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

MATERIAL CHANGES

None.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including the performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 18, 2022;

•
the description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 16, 2016, and any amendment or report filed with the SEC for the purpose of updating the description.

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All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:
Novan, Inc.
4020 Stirrup Creek Drive, Suite 110
Durham, NC 27703
Telephone: (919) 485-8080

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

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Novan, Inc.

Up to $12,005,330 of Common Stock

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PROSPECTUS
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February 25, 2022